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Michael A. Pignatella

Counsel

(860) 723-2239

Fax: (860) 723-2216

Michael.Pignatella@us.ing.com

April 13, 2006

Securities and Exchange Commission

100 F Street, NE.

Washington, DC 20549

Attention: Filing Desk

Re:

ING Life Insurance and Annuity Company and its Variable Annuity Account C

Post-Effective Amendment No. 7 to Registration Statement on Form N-4

Prospectus Title: AFT Choice Plus

File Nos.: 333-105479 and 811-02513

Ladies and Gentlemen:

On behalf of ING Life Insurance and Annuity Company (the “Depositor”) and under the Securities Act of 1933 (the “1933 Act”), we are submitting for filing under Rule 485(b) of the 1933 Act, Post-Effective Amendment No. 7 to the Registration Statement on Form N-4.

This filing describes a group variable annuity contract to be offered exclusively in connection with a 401(a), 403(b) and 457(b) program established for members of the American Federation of Teachers (the “Contract”). The Contract is funded through the Depositor’s Variable Annuity Account C (the “Separate Account”).

The purpose of this filing is to (1) update financial information for the Depositor and the Separate Account; (2) update information for the underlying funds; (3) add new funds as underlying investment options for the Contracts; and (4) make certain nonmaterial changes to the prospectus and statement of additional information in order to clarify and improve disclosure, some of which are in response to comments received from the Staff on other filings throughout the year.

It is proposed that this Post-Effective Amendment become effective on April 28, 2006.

Hartford Site 151 Farmington Avenue, TS31 Hartford, CT 06156-8975	ING North America Insurance Corporation

We have also included a form of participation agreement and several forms of amendment to participation agreements as exhibits to this filing.

As counsel to the Registrant, I have reviewed the enclosed Post-Effective Amendment No. 7 which is being filed under Rule 485(b) of the 1933 Act. Pursuant to Rule 485(b)(4), I hereby represent that the enclosed Post-Effective Amendment No. 7 does not contain any disclosure which would render it ineligible to become effective under Rule 485(b)(1) (as interpreted by Section III. A.7 of IC- 20486 with respect to the addition of additional funding options).

If you have any questions, please call the undersigned at 860-723-2239 or Kate Gaudreau at 860-723-2257.

Sincerely,

/s/ Michael A. Pignatella

Michael A. Pignatella